Exhibit 99.1

NEWS RELEASE

MATADOR RESOURCES COMPANY PROVIDES OPERATIONAL UPDATE

DALLAS, Texas, September 27, 2012 – Matador Resources Company (NYSE:MTDR) (“Matador” or the “Company”), an independent energy company currently focused on the oil and liquids rich portion of the Eagle Ford shale play in South Texas, today provided an update on various aspects of its operations.

Matador released a summary of the various 24-hour Initial Potential (IP) tests for the Eagle Ford wells it has drilled since the beginning of its drilling program in the Eagle Ford play for which it has filed, or will be soon filing, IP test results with the Texas Railroad Commission. With the exception of the number of frac stages, the results of these tests are a matter of public information via the W-2 and G-1 forms, which can be obtained from the Texas Railroad Commission, and are provided as both an update and a convenience to the Company’s investors who may not have easy access to the information provided by the Company to the Texas Railroad Commission. This data is summarized in the table shown below. The data includes the name of the well, the county where the well is located, completion date, the lateral length, the number of frac stages, the oil IP per day, the gas IP per day, the barrels of oil equivalent potential per day, the choke size and the pressure. To date, the Company has filed IP tests with the Texas Railroad Commission on twenty-one Eagle Ford wells.

As noted in its August 14, 2012 earnings release, Matador has begun flowing back wells on smaller chokes after stimulation than it did initially, which appears to provide better bottomhole pressure management, keeps the wells flowing longer before requiring artificial lift and may improve their long-term performance. The Company expects to continue using smaller chokes following stimulation going forward, which may result in lower flow rates and higher flowing pressures on IP tests in comparison to similar tests on earlier wells. In addition, IP data points should not be used alone to make an investment decision, but these points are provided in an effort to show the overall results of our Eagle Ford drilling program since inception. As to future releases, Matador does not expect to release IP data as each well is drilled but rather once or twice a year to try to provide information and perspective about its overall drilling program.

Matador is also pleased to announce that its partner in the Gracie Prospect has agreed to fund 100% of the next $9 million (approximately) of additional exploration and leasehold renewal expenses, in order to acquire 50% of the interest in this prospect, including paying these monies toward a horizontal test of the Meade Peak shale that is scheduled to be drilled later this year in Southwest Wyoming. The test well will be a horizontal lateral drilled out of the Crawford Federal #1 vertical wellbore that was drilled and cored through the Meade Peak shale and then suspended in December 2011 for extensive whole core and petrophysical evaluation. At June 30, 2012, the Company had 107,122 gross and 100,670 net acres prospective for the Meade Peak shale in Southeast Idaho, Southwest Wyoming and Northeast Utah.

The Company is continuing to build its acreage position in the Delaware Basin for the Wolfcamp, Bone Spring and other plays. In August 2012, the Company acquired 4,900 gross and 2,900 net acres in the heart of the “Wolfbone” play in Loving County, Texas. Including its existing leasehold interest in the Delaware Basin, Matador now has approximately 5,000 net acres prospective for these and other plays in West Texas and Southeast New Mexico. The Company expects to begin testing this acreage in early 2013.

The Company has received written commitments from five banks, including two new lenders, to join its bank group and expects to close an amended and restated credit agreement that will increase its borrowing capacity to $200 million from its current borrowing base of $125 million based on its June 30, 2012 oil and natural gas reserves estimates. Matador intends to use this increased borrowing capacity along with its operating cash flows to continue to execute its ongoing Eagle Ford drilling program in South Texas.

Matador Operated Eagle Ford Completion Results

24 Hour IP Tests

Well Name	County	Completion Date	Perforated Length (1)	Frac Stages	Oil IP (2)(3)	Gas IP (2)(3)	Oil Equiv IP(4)	Choke	Pressure
			Total (ft)		(Bbl/day)	(Mcf/day)	(BOE/day)	(inch)	(psi)
2011 Wells
JCM Jr. Minerals 1H	La Salle	11/10/2010	3,774	15	164	3,648	772	15/64	3,365
Martin Ranch A 1H	La Salle	1/20/2011	4,201	17	1,129	2,821	1,599	34/64	1,550
Affleck 1H	Dimmit	2/22/2011	4,711	16	456	5,247	1,331	36/64	1,435
Frances Lewton 1H	DeWitt	11/16/2011	5,041	17	1,021	2,574	1,450	13/64	5,000
Martin Ranch A 2H	La Salle	11/19/2011	6,772	22	1,318	1,845	1,626	26/64	1,800
Martin Ranch A 3H	La Salle	11/26/2011	4,476	15	802	510	887	26/64	1,510
Martin Ranch A 5H	La Salle	12/17/2011	4,518	15	893	545	984	26/64	1,250

2012 Wells
Martin Ranch A 8H	La Salle	1/28/2012	6,092	21	1,089	831	1,228	26/64	1,750
Martin Ranch A 6H	La Salle	2/8/2012	6,509	22	689	1,714	975	26/64	1,650
Martin Ranch A 7H	La Salle	2/12/2012	4,902	17	609	481	689	26/64	1,040
Martin Ranch B 4H	La Salle	2/18/2012	3,551	13	595	968	756	26/64	1,320
Matador Sickenius Orca 1H	Karnes	3/16/2012	5,712	19	785	540	875	26/64	820
Northcut A 1H	La Salle	3/23/2012	4,446	15	583	592	682	26/64	1,000
Matador Danysh Orca 1H	Karnes	4/1/2012	4,962	17	1,012	1,126	1,200	26/64	1,175
Northcut A 2H	La Salle	5/1/2012	4,503	15	758	761	885	24/64	950
Matador Pawelek Orca 1H	Karnes	6/5/2012	6,103	20	670	739	793	16/64	2,510
Matador Pawelek Orca 2H	Karnes	6/7/2012	6,202	28	861	755	987	16/64	2,460
Matador Danysh Orca 2H	Karnes	6/10/2012	5,115	17	750	746	874	16/64	2,675
Glasscock Ranch 1H	Zavala	6/27/2012	5,352	18	307	0	307	pump	140
Matador K. Love Orca 1H	DeWitt	8/10/2012	5,077	17	1,793	2,171	2,155	16/64	5,280
Matador K. Love Orca 2H	DeWitt	8/11/2012	4,871	17	1,757	2,126	2,111	16/64	5,900

Average			5,090	18	859 Bbl/day	1,464 Mcf/day	1,103 BOE/day

1)	Total length of perforated lateral from the first perforation to the last perforation
2)	Rates as reported to the Texas Railroad Commission via W-2 or G-1 form
3)	Rates are based on actual, stabilized, 24 hour production on a constant choke size
4)	Oil equivalent rates are based on a 6:1 ratio of six Mcf gas per one bbl oil

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. "Forward-looking statements" are statements related to future, not past, events.

Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "could," "believe," "would," "anticipate," "intend," "estimate," "expect," "may," "should," "continue," "plan," "predict," "potential," "project" and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; ability for Matador to execute its business plan, including the success of its drilling program; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; ability to make acquisitions on economically acceptable terms; availability of sufficient capital to Matador to execute its business plan, including from future cash flows, increases in borrowing base, joint venture partners and otherwise; weather and environmental concerns; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador's SEC filings, including the "Risk Factors" section of Matador's Annual Report on Form 10-K for the year ended December 31, 2011. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, except as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with a particular emphasis on oil and natural gas shale plays and other unconventional resource plays. Its current operations are located primarily in the Eagle Ford shale play in South Texas and the Haynesville shale play in Northwest Louisiana and East Texas.

For more information visit Matador Resources Company at www.matadorresources.com.

Contact Information

David Lancaster

Executive Vice President

dlancaster@matadorresources.com

(972) 371-5224